SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. )*

                              STORAGENETWORKS INC.
                        --------------------------------
                                (Name of Issuer)

                                  Common Stock
                        --------------------------------
                         (Title of Class of Securities)

                                    86211E103
                        --------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)

                                Page 1 of 13 Pages

-----------------------------                          -------------------------
CUSIP No. 86211E103                    13G                 Page 2 of 13 Pages
-----------------------------                          -------------------------

-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

         Sigma Partners IV, L.P.            94-3285832
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)   [ ]
                                                                       (b)   [X}
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
         California
-------- -----------------------------------------------------------------------
   NUMBER OF       5     SOLE VOTING POWER
    SHARES               4,120,403
 BENEFICIALLY    ------- -------------------------------------------------------
OWNED BY EACH      6     SHARED VOTING POWER
  REPORTING              0
   PERSON        ------- -------------------------------------------------------
    WITH           7     SOLE DISPOSITIVE POWER
                         4,120,403
                 ------- -------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                         0
- -------- ---------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         4,120,403
-------- -----------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
-------- -----------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         4.3%
-------- -----------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*
         PN
-------- -----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 2 of 13 Pages

-----------------------------                          -------------------------
CUSIP No. 86211E103                    13G                 Page 3 of 13 Pages
-----------------------------                          -------------------------

-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

         Sigma Investors IV, L.P.               94-3287144
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)   [ ]
                                                                       (b)   [X}
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
         California
-------- -----------------------------------------------------------------------
   NUMBER OF       5     SOLE VOTING POWER
    SHARES               143,241
 BENEFICIALLY    ------- -------------------------------------------------------
OWNED BY EACH      6     SHARED VOTING POWER
  REPORTING              0
   PERSON        ------- -------------------------------------------------------
    WITH           7     SOLE DISPOSITIVE POWER
                         143,241
                 ------- -------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                         0
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         143,241
-------- -----------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
-------- -----------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         .15%
-------- -----------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*
         PN
-------- -----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 3 of 13 Pages

-----------------------------                          -------------------------
CUSIP No. 86211E103                    13G                 Page 4 of 13 Pages
-----------------------------                          -------------------------

-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

         Sigma Management IV, L.L.C.          94-3285834
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)   [ ]
                                                                       (b)   [X}
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
         California
-------- -----------------------------------------------------------------------
   NUMBER OF       5     SOLE VOTING POWER
    SHARES               5,503,218
 BENEFICIALLY    ------- -------------------------------------------------------
OWNED BY EACH      6     SHARED VOTING POWER
  REPORTING              0
   PERSON        ------- -------------------------------------------------------
    WITH           7     SOLE DISPOSITIVE POWER
                         5,503,218
                 ------- -------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                         0
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         5,503,218
-------- -----------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
-------- -----------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         5.8%
-------- -----------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*
         PN
-------- -----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 13 Pages

-----------------------------                          -------------------------
CUSIP No. 86211E103                    13G                 Page 5 of 13 Pages
-----------------------------                          -------------------------

-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

         Sigma Associates IV, L.P.               94-3235833
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)   [ ]
                                                                       (b)   [X}
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
         California
-------- -----------------------------------------------------------------------
   NUMBER OF       5     SOLE VOTING POWER
    SHARES               1,239,574
 BENEFICIALLY    ------- -------------------------------------------------------
OWNED BY EACH      6     SHARED VOTING POWER
  REPORTING              0
   PERSON        ------- -------------------------------------------------------
    WITH           7     SOLE DISPOSITIVE POWER
                         1,239,574
                 ------- -------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                         0
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,239,574
-------- -----------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
-------- -----------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         1.3%
-------- -----------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*
         PN
-------- -----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 5 of 13 Pages

-----------------------------                          -------------------------
CUSIP No. 86211E103                    13G                 Page 6 of 13 Pages
-----------------------------                          -------------------------

-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

         Sigma Partners V, L.P.               94-3341484
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)   [ ]
                                                                       (b)   [X}
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
         California
-------- -----------------------------------------------------------------------
   NUMBER OF       5     SOLE VOTING POWER
    SHARES               557,548
 BENEFICIALLY    ------- -------------------------------------------------------
OWNED BY EACH      6     SHARED VOTING POWER
  REPORTING              0
   PERSON        ------- -------------------------------------------------------
    WITH           7     SOLE DISPOSITIVE POWER
                         557,548
                 ------- -------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                         0
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         557,548
-------- -----------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
-------- -----------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.6%
-------- -----------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*
         PN
-------- -----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 6 of 13 Pages

-----------------------------                          -------------------------
CUSIP No. 86211E103                    13G                 Page 7 of 13 Pages
-----------------------------                          -------------------------

-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

         Sigma Associates V, L.P.                94-3341486
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)   [ ]
                                                                       (b)   [X}
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
         California
-------- -----------------------------------------------------------------------
   NUMBER OF       5     SOLE VOTING POWER
    SHARES               133,950
 BENEFICIALLY    ------- -------------------------------------------------------
OWNED BY EACH      6     SHARED VOTING POWER
  REPORTING              0
   PERSON        ------- -------------------------------------------------------
    WITH           7     SOLE DISPOSITIVE POWER
                         133,950
                 ------- -------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                         0
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         133,950
-------- -----------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
-------- -----------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.1%
-------- -----------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*
         PN
-------- -----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 7 of 13 Pages

-----------------------------                          -------------------------
CUSIP No. 86211E103                    13G                 Page 8 of 13 Pages
-----------------------------                          -------------------------

-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

         Sigma Investors V, L.P.                94-3341488
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)   [ ]
                                                                       (b)   [X}
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
         California
-------- -----------------------------------------------------------------------
   NUMBER OF       5     SOLE VOTING POWER
    SHARES               18,678
 BENEFICIALLY    ------- -------------------------------------------------------
OWNED BY EACH      6     SHARED VOTING POWER
  REPORTING              0
   PERSON        ------- -------------------------------------------------------
    WITH           7     SOLE DISPOSITIVE POWER
                         18,678
                 ------- -------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                         0
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         18,678
-------- -----------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
-------- -----------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         .02%
-------- -----------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*
         PN
-------- -----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 8 of 13 Pages

-----------------------------                          -------------------------
CUSIP No. 86211E103                    13G                 Page 9 of 13 Pages
-----------------------------                          -------------------------

-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

         Robert E. Davoli                        ###-##-####
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)   [ ]
                                                                       (b)   [X}
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S.
-------- -----------------------------------------------------------------------
   NUMBER OF       5     SOLE VOTING POWER
    SHARES               45,500
 BENEFICIALLY    ------- -------------------------------------------------------
OWNED BY EACH      6     SHARED VOTING POWER
  REPORTING              6,213,394
   PERSON        ------- -------------------------------------------------------
    WITH           7     SOLE DISPOSITIVE POWER
                         45,500
                 ------- -------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                         6,213,394
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         45,500
-------- -----------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
-------- -----------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         .05%
-------- -----------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*
         PN
-------- -----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 9 of 13 Pages

Item 1:  Issuer

(a)      Issuer:  STORAGENETWORKS. INC.

(b)      Address of Principal Office:

                  100 FIFTH AVENUE
                  WALTHAM, MA 02451

(c)      Place of Organization:

                  WALTHAM, MA O2451

(d)      Title of Class of Securities:  Common Stock

(e)      CUSIP No.:  86211E103

Item 2:  Filing Persons
                           Sigma Partners IV, L.P. (SP IV)
                           Sigma Associates IV, L.P. (SA IV)
                           Sigma Investors IV, L.P. (SI IV)
                           Sigma Management IV, LLC. (SM IV)
                           Sigma Partners V, L.P. (SP V)
                           Sigma Associates V, L.P. (SA V)
                           Sigma Investors V, L.P. (SI V)
                           Sigma Management V, LLC. (SM V)
                           Rober E. Davoli

Item 3:  N/A


                               Sigma Ptrs.    Sigma         Signa      Sigma Mgt.
                                 IV, LP.   Assoc IV, LP. Inv. IV, LP.   IV. LLC.
 Item 4:  Ownership

(a) Beneficial Ownership        4,120,403    1,239,574     143,241      5,503,218

(b) Percentage of Class            4.3%         1.3%          0.2%         5.8%

(c)   Sole Voting Power:        4,120,403    1,239,574     143,241      5,503,218

      Shared Voting Power:          0             0           0            0

      Sole Dispositive Power:   4,120,403    1,239,574     143,241      5,503,218

      Shared Dispositive Power:     0             0           0            0



                                Sigma Ptrs.   Sigma         Sigma      Sigma Mgt. Robert E.
                                  V, LP.    Assoc V. LP.  Inv. V, LP.   V. LLC.    Davoli
 Item 4:  Ownership

(a) Beneficial Ownership         557,548     133,950       19,578       710,176    45,500

(b) Percentage of Class            0.6%        0.1%         0.0%          0.7%       0.0%

(c)   Sole Voting Power:         557,548     133,950       19,878       710,176    45,500

      Shared Voting Power:          0             0           0            0      6,213,394

      Sole Dispositive Power:    557,548     133,950       19,578       710,176    45,500

      Shared Dispositive Power:     0             0           0            0      6,213,394








                                Page 10 of 13 Pages

In addition to the above, each of Lawrence G. Finch, Clifford L. Haas, John R. Mandile and Wade Woodson, the five managing directors (including Robert E. Davoli) of Sigma Management IV, LLC, may be deemed to share voting and dispositive power over the 5,503,218 shares of StorageNetworks, Inc. owned by Sigma Management IV, LLC. Also, each of Lawrence G. Finch, Clifford L. Hass, John R. Mandile, Mark Pine and Wade Woodson, the six managing directors (including Robert E. Davoli) of Sigma Management V, LLC, may be deemed to share voting and dispositive power over the 710,176 shares of StorageNetworks, Inc, owned by Sigma Management V, LLC.

Item 5:  Not Applicable

Item 6:

Under certain circumstances set forth in SP IV's, SA IV's, SI IV's, SM IV's, SP V's, SA V's, SI V's and SM V's limited partnership agreements, the general partners and limited partners of each of such funds have the right to receive dividends from, or the proceeds from the sale of the common stock of Issuer owned by each such fund.

Item 7:  Not Applicable

Item 8:  Not Applicable

Item 9:  Not Applicable

Item 10: Not Applicable

Exhibit A:        Joint Filing Statement



                                Page 11 of 13 Pages

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: ________________________


                                       SIGMA PARTNERS IV, L.P.

                                       By its General Partner,
                                       Sigma Management IV, LLC


                                       By:   Clifford L. Hass
                                          --------------------------------------
                                             Clifford L. Haas, Managing Director



                                       SIGMA INVESTORS IV, L.P.

                                       By  its General Partner,
                                       Sigma Management IV, LLC


                                       By:   Clifford L. Hass
                                          --------------------------------------
                                             Clifford L. Haas, Managing Director



                                       SIGMA ASSOCIATES IV, L.P.


                                       By its General Partner,
                                       Sigma Management IV, LLC


                                       By:   Clifford L. Hass
                                          --------------------------------------
                                             Clifford L. Haas, Managing Director



                                       SIGMA MANAGEMENT IV, L.P.


                                       By:   Clifford L. Hass
                                          --------------------------------------
                                             Clifford L. Haas, Managing Director



                                       SIGMA PARTNERS V, L.P.


                                       By its General Partner,
                                       Sigma Management V, LLC


                                       By:   Clifford L. Hass
                                          --------------------------------------
                                             Clifford L. Haas, Managing Director



                                       SIGMA INVESTORS V, L.P.


                                       By its General Partner,
                                       Sigma Management V, LLC


                                       By:   Clifford L. Hass
                                          --------------------------------------
                                             Clifford L. Haas, Managing Director

                                       SIGMA ASSOCIATES V, L.P.


                                       By its General Partner,
                                       Sigma Management IV, LLC


                                       By:   Clifford L. Hass
                                          --------------------------------------
                                             Clifford L. Haas, Managing Director



                                       SIGMA MANAGEMENT V, L.P.


                                       By:   Clifford L. Hass
                                          --------------------------------------
                                             Clifford L. Haas, Managing Director



                                Page 12 of 13 Pages

                                    EXHIBIT A


We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date: ________________________

                                       SIGMA PARTNERS IV, L.P.

                                       By its General Partner,
                                       Sigma Management IV, LLC


                                       By:   Clifford L. Hass
                                          --------------------------------------
                                             Clifford L. Haas, Managing Director



                                       SIGMA INVESTORS IV, L.P.

                                       By  its General Partner,
                                       Sigma Management IV, LLC


                                       By:   Clifford L. Hass
                                          --------------------------------------
                                             Clifford L. Haas, Managing Director



                                       SIGMA ASSOCIATES IV, L.P.


                                       By its General Partner,
                                       Sigma Management IV, LLC


                                       By:   Clifford L. Hass
                                          --------------------------------------
                                             Clifford L. Haas, Managing Director



                                       SIGMA MANAGEMENT IV, LLC


                                       By:   Clifford L. Hass
                                          --------------------------------------
                                             Clifford L. Haas, Managing Director



                                       SIGMA PARTNERS V, L.P.


                                       By its General Partner,
                                       Sigma Management V, LLC


                                       By:   Clifford L. Hass
                                          --------------------------------------
                                             Clifford L. Haas, Managing Director



                                       SIGMA INVESTORS V, L.P.


                                       By its General Partner,
                                       Sigma Management V, LLC


                                       By:   Clifford L. Hass
                                          --------------------------------------
                                             Clifford L. Haas, Managing Director

                                       SIGMA ASSOCIATES V, L.P.


                                       By its General Partner,
                                       Sigma Management IV, LLC


                                       By:   Clifford L. Hass
                                          --------------------------------------
                                             Clifford L. Haas, Managing Director



                                       SIGMA MANAGEMENT V, L.P.


                                       By:   Clifford L. Hass
                                          --------------------------------------
                                             Clifford L. Haas, Managing Director



                               Page 13 of 13 Pages